Exhibit 5(a)

MFS® Shareholder Services

BUILD YOUR FUTURE

Closed-end funds dividend reinvestment and cash purchase plan

MAKE THE MOST OF YOUR LONG-TERM INVESTING OPPORTUNITIES

Welcome to the MFS® Closed-End Funds Dividend Reinvestment and Cash Purchase Plan. By participating in the Plan, you will have two simple, affordable, and convenient ways to add to your holdings through

•	the reinvestment of all distributions or long-term capital gain distributions

•	cash purchases

Closed-End Funds

MFS® California Municipal Fund

MFS® Charter Income Trust

MFS® Government Markets Income Trust

MFS® High Income Municipal Trust

MFS® High Yield Municipal Trust

MFS® InterMarket Income Trust I

MFS® Intermediate High Income Fund

MFS® Intermediate Income Trust

MFS® Investment Grade Municipal Trust

MFS® Multimarket Income Trust

MFS® Municipal Income Trust

MFS® Special Value Trust

Contact

Investment advisor

Massachusetts Financial Services Company

Plan agent

Computershare Trust Company, N.A.

Call

1-800-637-2304 any business day from
9 a.m. to 5 p.m. Eastern time

Write

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

Visit
computershare.com

What is the Dividend Reinvestment and Cash Purchase Plan?

Reinvestment

The Plan allows you to increase your investment automatically by using dividend and capital gain distributions to buy additional shares of the Trust.

Generally, purchases are made at the market price unless the market price exceeds the net asset value (the shares are trading at a premium). If the shares are trading at a premium, purchases will be made at a price of either the net asset value or 95% of the market price, whichever is greater.

Cash purchase

You also can buy shares on a quarterly basis through Computershare Trust Company, N.A. (Computershare), the Plan Agent. Investments may be made in any amount $100 and greater. Shares are purchased on the 15th of January, April, July, and October or the next trading day if the 15th day is not a trading day. Note: trades generally settle in three days.

The Plan Agent must receive checks for investment no more than 35 and no less than two business days before the purchase date (and you are encouraged to send your check to be received by the Plan Agent as close as possible before the two business day deadline to avoid unnecessary accumulations). You may request the return of a voluntary cash payment by written notice if the notice is received at least 48 hours before the purchase date.

You will not receive interest on cash payments being held for investment.

Who can participate?

If your shares are registered in your own name, you will automatically participate in the Plan, unless you indicate that you do not wish to participate and instead wish to receive dividends and net capital gains distributions in cash. At any time you may withdraw from the Plan by going to the Plan Agent’s Web site at computershare.com, by calling 1-800-637-2304, or by writing to the Plan Agent at P.O. Box 43078, Providence, RI 02940-3078. Please see “How do I with-

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draw from the Plan?” on page 3 for further information.

If your shares are in the name of a brokerage firm, bank, or other nominee, you should ask the firm or nominee to participate on your behalf. If the nominee does not offer the Plan, you may wish to request that your shares be re-registered in your own name so that you can participate.

If your shares are in the name of a nominee, you might not be able to use all the services provided by the Plan Agent. Also, you might not be able to continue to participate if you transfer your shares to another financial advisor.

How do participants benefit?

You will build holdings in the Trust easily and automatically.

You will receive a detailed account statement confirming each transaction. As long as you participate, the Plan Agent will hold on deposit any shares purchased for you through dividend reinvestment or cash purchase.

Is there a cost to participate?

There is no service charge to reinvest distributions or make voluntary cash purchases because the Trust pays the Plan Agent’s fees.

However, each participant pays a pro rata share of the commissions when shares are bought on the appropriate stock exchange or otherwise on the open market. These commissions are expected to be less than the usual charges for individual transactions because the Plan Agent buys shares for all participants in blocks, which can result in lower commissions for each participant.

A pro rata share of the brokerage commissions is charged for each cash purchase. There are no brokerage charges for shares issued directly by the Trust. If you withdraw from the Plan you will incur a service fee

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and brokerage charges. Please see “How do I withdraw from the Plan?” on page 3 for further information.

What are the tax implications?

You will receive tax information annually for your personal records and to help prepare your federal and state tax returns.

The automatic reinvestment of distributions does not relieve you of any income tax that may be payable (or required to be withheld) on these distributions. The annual tax information you receive will include the tax status of all distributions made to you for the year, including any reinvestments under the Plan.

How do I receive dividends in cash?

To receive dividends and net capital gains distributions in cash, you should withdraw from the Plan. Please see the instructions below.

How do I withdraw from the Plan?

You may withdraw from the Plan at any time by going to the Plan Agent’s Web site at computershare.com, by calling 1-800-637-2304, or by writing to the Plan Agent at P.O. Box 43078, Providence, RI 02940-3078. Simply indicate that you would like to withdraw from the Plan, and be sure to include or have available the name of the Trust and your Plan account number. If you send written instructions, please ensure that all shareholders listed on the Plan account have signed those written instructions.

If you withdraw, you have three options with regard to the shares held in the Plan:

1.	If you opt to receive future distributions in cash and continue to hold your full non-certificated shares, they will be held in your account in book-entry form. The Plan Agent will sell any fractional shares and send the proceeds via check to your address of record. The Plan Agent will charge a service fee of $2.50 per account and a brokerage charge will also be deducted from the proceeds.

2.	If you opt to sell your shares, the Plan Agent will sell all full and fractional shares and send the proceeds via check to your address of record. The Plan Agent
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will charge a service fee of $2.50 per account, and a brokerage charge will also be deducted from the proceeds. The price at which any transaction will be processed cannot be guaranteed. Your check will be mailed within five business days of the execution of your request. Any sale requests having an anticipated market value of $25,000 or more must be in writing.

3.	If you opt to hold or sell your shares through a financial advisor, you may request your shares be transferred electronically from your Plan account to your brokerage firm account. You should contact your financial advisor to arrange for transfer and to learn more about any restrictions or fees that may apply.

We must receive your request before the record date for it to be effective for that distribution. If your request is received between the record and reinvestment dates for a distribution, the Plan will be discontinued after the investment of that distribution.

Important

The preceding instructions are for simple account registrations, such as individual or joint accounts. For certain types of registrations, such as corporate accounts, instructions must be submitted in writing. Please call for additional details.

For more information

Call:	1-800-637-2304 any business day from
9 a.m. to 5 p.m. Eastern time.

Write:	Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

Visit:	computershare.com

Either the Trust or Computershare may amend or terminate the Plan. Participants will receive written notice at least 30 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 30 days before the record date of any distribution by the Trust.

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Terms and conditions of Dividend Reinvestment and Cash Purchase Plan

1.	I, as a shareholder in one of the Trusts, will automatically be deemed to have elected to be a participant in the Trust’s respective Dividend Reinvestment and Cash Purchase Plan (the Plan), unless Computershare Trust Company, N.A. (the Plan Agent) is otherwise instructed by me either through the Internet, by telephone, or in writing, to have all distributions, net of any applicable U.S. withholding tax, paid in cash. If I do not wish to participate in the Plan, I will receive all distributions, the record dates for which follow the receipt by the Plan Agent of my instructions, in cash and will be paid by check in U.S. dollars mailed directly to me by Computershare Trust Company, N.A., as dividend disbursing agent. I may also have my distributions electronically credited to my U.S. checking or savings account. The Plan Agent will act as agent for me in administering the Plan and will open an account for me under the Plan in the same name as my shares in the Trust are registered.

2.	If on the payment date for a distribution, the net asset value per share of the Trust’s shares is less than or equal to the market price per share plus estimated brokerage commissions, you, as Plan Agent, shall receive newly issued shares, including fractions, from the Trust for my account. The number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the distribution payable on my shares by the greater of the net asset value per share of the Trust’s shares, or 95% of the current market price per share on the date that distribution is payable.

3.	If on the payment date for a distribution, the net asset value per share of the Trust’s shares is greater than the market price per share plus estimated brokerage commissions, you shall receive additional shares that will be purchased in the open market. Such purchases will be made on or shortly after the payment date for such distribution, and in no event more than 15 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with
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applicable provisions of federal securities law. If the Plan Agent is either unable to invest the full amount of the distribution through open market purchases pursuant to this paragraph 3 or the shares of the Trust are no longer selling at a discount to the current net asset value per share, the Plan Agent shall complete the investment of the distribution by requesting the Trust to issue additional shares at the greater of net asset value per share of the Trust’s shares or 95% of the current market value price per share calculated on the date that such request is made (which may be a price greater or lesser than the net asset value per share of the Trust’s shares was on the distribution payment date).

4.	For all purposes of the Plan: (a) the market price of the Trust’s shares on a particular date shall be the last sales price on the appropriate stock exchange or otherwise on the open market on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date, and (b) net asset value per share of the Trust’s shares on a particular date shall be as determined by or on behalf of the Trust.

5.	I understand that on a quarterly basis, I have the option of sending additional funds, in any amount $100 or greater for the purchase on the open market of the Trust’s shares for my account. Voluntary payments will be invested on the 15th of January, April, July, and October, or the next trading day if the 15th is not a trading day, except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds received more than 35 business days before the investment date or less than two business days prior to the investment date will be returned uninvested. I may withdraw my entire voluntary cash payment by written notice received by you not less than 48 hours before such payment is to be invested.

6.	Investments of voluntary cash payments and other open-market purchases provided for above may be made on any securities exchange where the Trust’s
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shares are traded, in the over-the-counter market, or in negotiated transactions and may be on such terms as to price, delivery, and otherwise as you shall determine. My funds held by you uninvested will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases affected. You shall have no responsibility as to the value of the Trust’s shares acquired for my account. For the purposes of cash investments you may commingle my funds with those of other shareholders of the Trust for whom you similarly act as Plan Agent, and the weighted average price (including brokerage commissions) of all shares purchased by you as Plan Agent shall be the price per share allocable to me in connection therewith.

7.	You may hold my shares acquired together with the shares of other shareholders of the Trust acquired in non-certificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Trust.

8.	You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. I may from time to time have an undivided fractional interest (computed to six decimal places) in a share of the Trust. Distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Trust’s shares at the time of termination less the pro rata expense of any sale required to make such an adjustment.

9.	Any stock dividends or split shares distributed by the Trust on shares held by you for me will be credited to my account. In the event that the Trust makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares
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held by me in calculating the number of rights to be issued to me.

10.	Your service fee for handling distributions will be paid by the Trust. I will be charged a pro rata share of brokerage commissions on all open-market purchases.

11.	I may terminate my account under the Plan by notifying you through the Internet, by telephone, or in writing. Such termination will be effective immediately if my notice is received by you prior to any distribution record date; otherwise such termination will be effective shortly after the investment of such distributions with respect to any subsequent distribution. The Plan may be terminated by you or the Trust upon notice in writing mailed to me at least 30 days prior to any record date for the payment of any distribution by the Trust. Upon any termination you will keep my shares in a book-entry account in my name and remit the proceeds to me of any fractional shares less any applicable fees and brokerage charges. If I elect by notice to you through the Internet, telephone, or in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds. Any sale requests having an anticipated market value of $25,000 or more must be made in writing. If I decide to sell my shares, you will process all sale instructions received no later than five business days after the date on which the order is received, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws or regulations). Such sale will be made through your broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In every case the price to me shall be the weighted average sale price obtained by your broker net of fees for each aggregate order placed by you and executed by the broker. To maximize cost savings, you will seek to sell shares in round lot transactions. For this purpose you may combine my shares with those of other selling participants. If I opt to
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hold or sell my shares through my financial advisor, I will contact my financial advisor to arrange for transfer of whole shares and will contact you to liquidate any fractional shares in my account.

12.	These terms and conditions may be amended or supplemented by you or the Trust at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of any Plan Agent for the purpose of receiving distributions, the Trust will be authorized to pay to such successor Plan Agent, for my account, all distributions payable on shares of the Trust held in my name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

13.	You shall at all times act in good faith and agree to use your best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law but assume no responsibility and shall not be liable for loss or damage due to error unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

14.	These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.
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The Funds are closed-end investment products. Common shares of the Funds are only available for purchase/sale on the NYSE at the current market price, except the MFS California Municipal Fund which is available for purchase/sale on the AMEX at the current market price.

Shares of the Funds are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Funds involve investment risk, including possible loss of principal. For more complete information about each Fund, including risks, charges, and expenses, please see the Fund’s annual and semiannual shareholder report or contact your financial advisor.

MFS Investment Management®	MFSC-CEDRO-BRO-9/14
Boston, MA	10926.9
002CSN3ED3